UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)    May 28, 2003

Merck & Co., Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-3305	22-1109110
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Merck Drive, PO Box 100, Whitehouse Station, NJ	08889-0100
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (908) 423-1000

Item 5. Other Events.

Merck & Co., Inc. (“Merck”) is filing this Form 8-K concurrently with the filing of a registration statement on Form 10 by Medco Health Solutions, Inc. (“Medco Health”), Merck’s wholly owned pharmacy benefits management subsidiary, with the Securities and Exchange Commission in connection with Merck’s previously announced intention to spin-off its 100% interest in Medco Health to Merck’s stockholders. The registration statement on Form 10 contains details of the spin-off and important financial and other information about Medco Health, including risk factors related to Medco Health, its common stock and the spin-off. The spin-off, which is expected to be tax-free to Merck and its stockholders for U.S. federal income tax purposes, is subject to a number of conditions, including among other things, the receipt of a favorable ruling from the U.S. Internal Revenue Service (the “IRS”), the receipt of any required regulatory approvals, final action by Merck to set the record date, distribution date, and distribution ratio for the spin-off, the effectiveness of the registration statement, and payment by Medco Health to Merck of dividends aggregating $2 billion.

No stockholder approval of the spin-off is required. Merck stockholders will not be required to pay for the shares of Medco Health common stock to be received by them in the spin-off, or to surrender or to exchange shares of Merck common stock in order to receive Medco Health common stock or to take any other action in connection with the spin-off. There is no current trading market for Medco Health common stock. However, it is expected that a limited market, commonly known as a “when-issued” trading market, for Medco Health common stock will develop on or shortly before the record date for the spin-off, and it is also expected that a “regular way” trading market of Medco Health common stock will begin the first trading day after the spin-off. Medco Health intends to apply to have its common stock listed on the New York Stock Exchange under the symbol “MHS”. Merck anticipates that the spin-off will occur during the third quarter of 2003.

The board of directors of Merck has determined that the separation of Medco Health from Merck will enhance the success of both Merck and Medco Health, and thereby maximize stockholder value over the long term for each company, by: (i) enabling each company to continue to pursue its unique and focused strategy; and (ii) enabling investors to evaluate the financial performance, strategies and other characteristics of Merck and Medco Health independently in comparison to companies within their respective industries.

Medco Health intends to pay cash dividends aggregating $2 billion to Merck. Prior to or concurrently with the completion of the spin-off, it is anticipated that Medco Health will offer for sale $500 million aggregate principal amount of ten-year notes in a public offering and enter into a $1,150 million senior secured credit facility consisting of: (i) a $250 million five-year term loan; (ii) a $650 million eight-year term loan; and (iii) a $250 million five-year revolving credit facility. Medco Health also intends to enter into a $500 million accounts receivable financing facility prior to or concurrently with the completion of the spin-off. Medco Health intends to use the proceeds from the notes offering, the term loans and part of the accounts receivable financing facility to pay a portion of the cash dividends to Merck.

In connection with the spin-off, Merck and Medco Health will be parties to a number of agreements that will govern Merck’s spin-off of Medco Health and the future relationship between Merck and Medco Health. Under the managed care agreement between Merck and Medco Health, Merck provides Medco Health with rebates based, in part, on whether Merck products are included in the formularies Medco Health offers to its clients and whether Merck products achieve specified market share targets under the plans for which Medco Health provides pharmacy benefit management services. Under other agreements, Medco Health will provide Merck with various services and information. These agreements are described in more detail in Medco Health’s registration statement on Form 10.

A summary of certain of the risk factors related to Medco Health, its common stock and the spin-off is provided below. These and other important risk factors are described in more detail in Medco Health’s registration statement on Form 10.

•	Merck expects a favorable ruling from the IRS that the spin-off will qualify as a tax-free transaction to Merck and its stockholders for U.S. federal income tax purposes. While generally binding on the IRS, the letter ruling is subject to certain factual representations and assumptions, that, if incorrect in any material respect, could cause the IRS to retroactively revoke or modify the letter ruling. If the spin-off is determined to be a taxable transaction, Merck and its stockholders could be subject to material amounts of taxes.

•	Medco Health’s common stock has no prior public market and neither Merck nor Medco Health can predict the price range in which Medco Health common stock will trade or its volatility after the spin-off. General and industry-related economic factors could contribute to the volatility of Medco Health common stock. Various factors related to Medco Health’s business in particular could also cause the market price of its common stock to fluctuate.

•	Sales of Medco Health common stock after the spin-off by stockholders who presently hold Merck common stock because it is included in a particular index fund or pays a dividend, may cause the price of Medco Health common stock to decline.

Merck’s balance sheet includes approximately $3.3 billion of goodwill associated with Medco Health. In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), Merck evaluates this goodwill for possible impairment at least annually by comparing the fair value of Medco Health with its book value. This analysis was most recently performed in September 2002 and it was determined that the Medco Health goodwill was not impaired.

The planned Medco Health spin-off may require Merck to perform an impairment review. Among other factors, the determination of fair value, which involves significant judgment, will consider the market price of Medco Health stock after it begins trading. Should Merck determine that Medco Health’s fair value is less than its book value, the amount of the goodwill impairment would be measured based on an allocation of this fair value to Medco Health’s assets and liabilities. In performing this allocation, a greater value than the current book value would likely be assigned (although not actually recorded) to Medco Health’s customers and other relationships as the value of these intangible assets has increased considerably since Merck acquired Medco Health in 1993. Therefore, it is likely that little, if any, value would remain to assign to goodwill, resulting in an impairment charge to reduce the carrying value of goodwill. As a result, if the fair value of Medco Health is determined to be less than its book value at or prior to the time of the spin-off, the impairment test under SFAS 142 may result in a one-time material non-cash charge to Merck’s income that could substantially exceed the difference between Medco Health’s book value and fair value.

This Form 8-K contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about Medco Health’s industry, business and future financial results. Words such as “anticipates”, “expects”, “future”, “intends”, “may”, “will”, “should”, “estimates”, “predicts”, “potential”, “continue” and similar expressions are used to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors. These factors include the timing of the completion of the spin-off, the receipt of a favorable ruling from the IRS, the completion of the notes offering, the ability to obtain financing under the credit facilities, the determination of any impairment to goodwill and general economic, business and market conditions. The foregoing list of factors is not exhaustive. When relying on forward-looking statements to make investment decisions, you should carefully consider the foregoing factors and other uncertainties and potential events. Merck does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by Merck or on its behalf.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Merck & Co., Inc.

Date: May 28, 2003	By:	/s/ Debra A. Bollwage
Debra A. Bollwage Assistant Secretary